SEVERANCE & RELEASE AGREEMENT

This SEVERANCE & RELEASE AGREEMENT (this “Agreement”) is made and entered into effective as of the day of , 2025, by and between CREST MARINE, LLC, a Michigan limited liability company whose principal place of business is 2170 South M-52, Owosso, Michigan 48867 (hereinafter “Company”), and GEORGE STEINBARGER, an individual residing at 3620 Sandy Shore Drive, Lenoir City, Tennessee 37772 (hereinafter “Employee” or “You”). Hereinafter, Employee and the Company shall each be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS:

WHEREAS, Employee has been an employee at-will of Company, MasterCraft Boat Company, LLC, Nautic Star, LLC, and/or one (1) of their affiliated companies since May 14, 2018, most recently serving in the position of President, and subject to the terms and conditions of the Employee Confidentiality & Non-Competition Agreement dated May 14, 2018, by and between Employee, on the one hand, and MasterCraft Boat Company, LLC, Nautic Star, LLC, and their affiliated companies, including but not limited to MCBC Holdings, Inc., MasterCraft International Sales Administration, Inc., MasterCraft Parts Limited, MasterCraft Services, Inc., and NS Transport, LLC (the “Confidentiality Agreement”) (the “Confidentiality Agreement”); and

WHEREAS, Company has decided that it is in its best interest to terminate the employment relationship with Employee and has provided notice of this decision to Employee;

WHEREAS, in connection with the termination of Employee’s employment from Company, the Parties mutually desire to resolve and completely settle any and all claims that now exist or may hereafter arise between them;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Termination of Employment. Employee acknowledges that his employment with Company is terminated effective February 24, 2025 (the “Termination Date”). The Parties agree that, as of the Termination Date, Employee shall no longer have access to Company’s offices or facilities or perform any further work on behalf of Company or any of its affiliated companies. As of the Termination Date, Employee is no longer authorized to act on behalf of Company, MasterCraft Boat Company, LLC, Nautic Star, LLC, Mastercraft Boat Holdings, Inc. (“Holdings”), or any person, parent, subsidiary, partnership, joint venture, limited liability company, corporation, or other form of enterprise, domestic or foreign, that directly or indirectly, control, are controlled by, or are under common control of Company, any of its affiliated companies, or Mastercraft Boat Holdings, Inc. (together, “MCBC”).

2.
Severance Consideration.

2.1
Severance Pay. In consideration of Employee’s obligations undertaken,

representations, warranties, covenants, releases and agreements set forth in this Agreement,

Company agrees to pay Employee the total amount of One Hundred Two Thousand Five Hundred and 00/100 Dollars ($102,500.00), which is the equivalent of sixteen (16) weeks of Employee’s current base salary, and Employee shall be entitled to vest certain shares of Holding’s common stock pursuant to that certain Second Amended and Restated MasterCraft 2015 Incentive Award Plan (the “Plan”) as set forth in Section 7.1 below (collectively, the “Severance Pay”). The Severance Pay will be reduced by any required withholdings for federal or state taxes or any other mandatory withholdings, as applicable. The Severance Pay base salary payment shall be paid in a lump sum on the first regular payday after this Agreement becomes effective and irrevocable provided Employee executes this Agreement on or before March 17, 2025. The Company shall have no obligation to extend to Employee any part of the Severance Pay if Employee fails to execute this Agreement by March 17, 2025, or Company terminates or rescinds this Agreement prior to March 17, 2025.

2.2
Complete Settlement. The Parties agree that the Severance Pay represents the total consideration by Company for this Agreement and is provided in full, final, and complete settlement of any and all of Employee’s Claims as described in Sections 3 and 4 of this Agreement.

2.3
Disclaimer of Liability. Employee recognizes and acknowledges that Company’s agreement to provide the Severance Pay to Employee does not constitute and shall not be construed as an admission of any acts of discrimination, harassment, retaliation, misconduct, or negligence; any breach of any agreement or understanding; or any violation of any statutory or common law rights or obligations. The Severance Pay is being provided solely to compromise and settle any unliquidated obligations, any of which would be and are disputed, and Company expressly denies any claims made or which could have been made by Employee.

3.
Release and Waiver of Claims.

3.1
Employee’s General Release and Waiver of Claims. Employee (for himself, his heirs, assigns, executors, and legal representatives) does hereby release MCBC and all of its past and present members, directors, officers, managers, employees, insurers, attorneys, representatives, successors, and assigns (collectively, the “Released Parties”) and hereby waives any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees, liabilities of whatever kind or nature, in law or equity, by statute or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, which have existed, may have existed, or do exist through the date this Agreement is executed by both Parties, of any kind or nature, which relate in any way to Employee’s involvement with MCBC; any transaction to which MCBC was a party, Employee’s employment with MCBC, or the termination of that employment relationship (collectively “Claims”), except those arising out of the performance of this Agreement.

For purposes of clarity, and without in any way limiting the generality of the foregoing provisions, such released and waived Claims include any and all claims, liabilities, or causes of action arising under the Americans with Disabilities Act as Amended (ADAAA), the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA), the Coronavirus Aid, Relief, and Economic Security Act, as amended (CARES Act), the Employee Retirement Income Security Act of 1974, as amended (ERISA), the Ending Forced Arbitration of Sexual Assault and Sexual

Harassment Act of 2022, the Equal Pay Act, as amended (EPA), the Fair Labor Standards Act, as amended (FLSA), the Family and Medical Leave Act, as amended (FMLA), the Families First

Coronavirus Relief Act, as amended (FFCRA), the Genetic Information Nondiscrimination Act of 2008, as amended (GINA), the National Labor Relations Act, as amended, the Patient Protection and Affordable Care Act (PPACA), the Pregnancy Discrimination Act of 1978, as amended (PDA), the Pregnant Workers Fairness Act (PWFA), the Providing Urgent Maternal Protections for Nursing Mothers Act (PUMP), the Sarbanes-Oxley Act, the Securities and Exchange Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Uniformed Services Employment and Reemployment Rights Act, as amended (USERRA), 42 U.S.C. § 1981, as amended, the Tennessee Human Rights Act (THRA), the Tennessee Disability Act (TDA), the Tennessee Wage Regulation Act, the Tennessee Public Protection Act (TPPA), the Tennessee Pregnant Workers Fairness Act, the Tennessee Maternity and Adoption Care Leave Act, Tenn. Code Ann. § 50-1-108, Tenn. Code Ann. § 15-1-105, the California Constitution, as amended, the California Fair Employment and Housing Act, as amended, the California Labor Code, as amended, the California Family Rights Act, as amended, the California Consumer Privacy Act, as amended, or any and all other federal, state, or international laws, public policies, common law, orders, or regulations including, without limitation, those relating to employment, compensation, discrimination, retaliation, violation of public policy, whistleblower claims, constitutional claims, all claims for tortious discharge, defamation, libel or slander, assault or battery, breach of any alleged employment contract, negligent or intentional infliction of emotional distress, invasion of privacy, or any other claims or causes of action arising out of Employee’s employment with Company or the termination of Employee’s employment with Company. Employee does not waive rights or claims to unemployment benefits or workers’ compensation benefits under applicable law or to any claims that may arise, and are based entirely on, acts or omissions that occur, after the date this Agreement is executed.

3.2
Complete Bar. By signing this Agreement, Employee acknowledges that this release is intended to be effective as a bar to each and every one of the Claims described or implied in Section 3.1 hereof. Employee expressly consents that this release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any statute that expressly limits the effectiveness of a general release of unknown, unsuspected, or unanticipated claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Employee acknowledges and agrees that this release is an essential and material term of this Agreement and without such release, MCBC would not have made available to Employee the benefits provided for herein or the Severance Pay. Employee further agrees that this release shall serve as a complete defense to such Claims, should Employee bring any such Claim against any of the Released Parties.

3.3
Waiver of the Right to Sue Company. Employee agrees not to sue, to institute or cause to be instituted, or encourage any other person in instituting any action, claim, charge, or proceeding in any federal, state, or local agency or court with respect to any Claim against any of the Released Parties. Nothing in this Section 3.3 should be construed to interfere with, limit, or waive Employee’s right to file an administrative charge under any applicable statutes or participate in any investigation conducted by an administrative agency; however, in any investigation or proceeding brought by an administrative agency, other than the Securities and Exchange Commission (“SEC”), Employee agrees not to accept monetary relief of any kind.

3.4
Unemployment Benefits. Notwithstanding any other provision of this Agreement, the execution of this Agreement shall not release, waive, or discharge any claim by

Employee for unemployment benefits.

4.
AGE DISCRIMINATION RELEASE. THIS AGREEMENT INCLUDES THE WAIVER OF ANY CLAIM ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED (ADEA), WHICH MAY EXIST WHEN YOU

EXECUTE THIS AGREEMENT. By executing this Agreement, You are releasing MCBC and waiving any Claims You have or may have against MCBC that arise under the ADEA.

4.1
Claims Waived. The waiver of Your rights, claims, or causes of action arising under the ADEA only applies to your rights, claims, or causes of action arising before the date You execute this Agreement. Executing this Agreement does not waive any of Your rights, claims, or causes of action arising under the ADEA after You execute this Agreement.

4.2
Additional Consideration. By executing this Agreement, You are acknowledging that the amount of money You are receiving for the waiver and release of Claims known as the “Severance Pay” is valuable consideration that is in addition to any other amount or release to which You would otherwise be entitled. Although You are not obligated to execute this Agreement, if You execute this Agreement within the time stated in Section 4.3, You are entitled to receive the Severance Pay. If You choose to not execute this Agreement within the time stated in Section 4.3, You are not eligible to receive the Severance Pay, but You will still receive any other compensation to which to are entitled under federal or state law.

4.3
Time for Execution. To ensure that You have enough time to consult with an attorney, You have until March 17, 2025 (21 days), to consider whether You will agree to sign this Agreement. You may sign this Agreement before March 17, 2025. However, if you do not execute this Agreement on or before March 17, 2025, Company may, at its option, revoke this Agreement. Company reserves the right to revoke this Agreement at any time before March 17, 2025. If You choose to sign this Agreement, please sign it on or before March 17, 2025, and immediately return a copy of the executed Agreement by electronic mail to Charlene Hampton, at the following e-mail address: charlene.hampton@mastercraft.com. Within three (3) days of delivering a copy of the executed Agreement to Ms. Hampton by electronic mail, send the original executed Agreement to the attention of Ms. Hampton by U.S. mail, postage prepaid, at the following address: 100 Cherokee Cove Drive, Vonore, Tennessee 37885.

4.4
Right of Revocation. If You sign this Agreement, You have the right to revoke Your waiver and release of any Claims arising under the ADEA by delivering written notice of revocation within seven (7) days after the date that You sign the Agreement to Charlene Hampton, at the following e-mail address: charlene.hampton@mastercraft.com. If You revoke Your waiver and release of Claims arising under the ADEA, then You will not be entitled to receive the Severance Pay. Your right to revoke this waiver applies only to the release and waiver of Claims and causes of action under the ADEA. ALL OTHER CLAIMS ARE WAIVED IMMEDIATELY UPON SIGNING THIS AGREEMENT.

5.
Knowing and Voluntary Release. By signing this Agreement, You represent to

Company that You are KNOWINGLY AND VOLUNTARILY releasing ALL Claims of any kind, including any and all claims under the ADEA, and are waiving Your right to sue COMPANY for any and all Claims, whether known or unknown, at the time You sign this Agreement.
6.
Legal Counsel Advised. We strongly advise You to seek independent legal advice before You execute this Agreement. You are not obligated to execute this Agreement, and therefore, You should be sure that You consult with an attorney so that You are sure that You understand all of the provisions in this Agreement before You sign it. If You do sign this Agreement, You acknowledge and represent that, You have carefully read and understand all of the provisions of this Agreement and have either thoroughly discussed all aspects of this Agreement with Your attorney or have had plenty of time and opportunity to do so. Also, by signing this Agreement You acknowledge and represent that You are executing this Agreement voluntarily.

7.
Employee Benefit Plans.

2.2 Participation and Accrual. Except as provided herein, from and after the Termination Date, Employee understands that he shall cease to participate in or accrue benefits under any employee benefit plan, program, policy, or arrangement of Company, any of its affiliated companies, or Holdings. Employee’s entitlement to receive any vested accrued benefits or vested accounts under MCBC’s benefit plans shall be determined in accordance with, and governed by, the respective terms of such plans, except that pursuant to the Plan, Employee shall be entitled to vest 4,664 Awards, as that term is defined in the Plan, that are scheduled to vest on or about March 4, 2025, pursuant to the express terms of Plan. However, the Company shall have no obligation to extend to Employee any part of the Severance Pay, including but not limited to this benefit, if Employee fails to execute this Agreement by March 17, 2025, or Company terminates or rescinds this Agreement prior to March 17, 2025.

7.1
No Other Compensation or Benefits. MCBC and Employee agree that, after the Termination Date, neither Employee nor any of Employee’s dependents or beneficiaries are or shall be entitled to any other compensation, bonus, commission, employee pension, or welfare benefit, or any other fringe benefit from Company, or any of its affiliates, or Holdings, except as expressly stated in this Agreement and as expressly provided by the terms of the particular employee benefit plan. Payment of all wages/salary owed for hours worked prior to the Termination Date and any reimbursable travel expenses incurred prior to the Termination Date shall be made on the first regular payroll date following the Termination Date, in accordance with Company’s standard payroll practices.

8.
Non-Disparagement.

8.1
Non-Disparagement Covenant by Employee. Employee agrees that neither he nor any of his immediate family members (spouse, children, and spouses of children) will talk about, or otherwise communicate, either orally or in writing, to any third party, in a malicious, disparaging, or defamatory manner regarding MCBC, or its members, directors, officers, managers, employees, representatives, agents, parents or subsidiaries, or make, or authorize to be made, any false written or oral statement that may disparage or damage the reputation of MCBC, or any of the Released Parties described in Section 3.1 hereof (a “Disparaging Statement”).

8.2
Exceptions; Responses to Legal Inquiries. Provided however, nothing within this Section 8 shall prevent MCBC or Employee from: (i) providing truthful accounts and information to any governmental authority that makes inquiry; or (ii) giving any lawful testimony in the course of any judicial or administrative proceedings, or (iii) providing an appropriate response to any legal process, whatsoever, whether civil, criminal or administrative, including but not limited to subpoenas, summons, and discovery requests.

9.
Return of Property. Employee agrees to return to Company any and all property of MCBC that he may have in his possession and to destroy any electronic copies of such property within five (5) days of the Termination Date. Such property includes, but is not limited to, any keys, alarm codes, software licensed by MCBC, cellular telephones, documents, e-mails, books and records, files, spreadsheets, member information, notes related to MCBC’s operations, notes of internal meetings, e- mails containing Confidential Information (as defined in the Confidentiality Agreement), and passwords. Employee further agrees that MCBC may withhold payment of any unpaid portion of the Severance Pay until Employee returns any and all of MCBC’s property in his possession.

10.
Confidentiality of the Agreement. Employee agrees that he will preserve the confidentiality of the terms of this Agreement and that he will not discuss or disclose its existence, substance, or contents to anyone except his attorney, accountant, immediate family, or as compelled or authorized by law, provided that such person also maintain strict confidentiality as stated above, and any confidentiality breaches by any such persons shall be considered as a breach by Employee. The Parties agree that Company may withhold any unpaid portion of the Severance Pay upon learning of Employee’s breach or suspected breach of this Agreement, and Employee agrees to return all of the Severance Pay paid to his prior to his breach of this Agreement.

11.
Employee’s Representations. By executing this Agreement, Employee affirmatively represents to Company:

•
that he is not aware of and has no information or knowledge of any compliance violations or illegal or fraudulent activity taking place at or related to Company or MCBC, except those actions specifically set forth in Exhibit A, which is attached to this Agreement and incorporated into this Agreement;
•
that he has informed Company of any and all conduct, facts, and circumstances that he has a duty to report to Company or MCBC, and that he has not made any reports of compliance issues to any third parties or governmental agencies which he has not also reported to Company;
•
that he has been paid or reimbursed for all wages, compensation, and reimbursable expenses to which he is entitled, other than any payment for work performed or reimbursable expenses incurred during the pay period immediately prior to the Termination Date, that he has fully and completely reported to Company, in writing, on Exhibit A any errors in his wages, compensation, paychecks, or expense reimbursements prior to the Termination Date;
•
that he has made no complaints or allegations of sexual harassment related to MCBC, and that no part of the Severance Pay is being provided as settlement of any claim of sexual harassment;
•
that the Severance Pay which is being provided is in addition to any other payment to which Employee may be entitled;
•
that Employee has been provided with at least twenty-one (21) days to review and consider whether to sign this Agreement; and
•
that Employee understands he can revoke his signature on this Agreement for seven (7) days after signing by providing written notice of revocation to Charlene Hampton, charlene.hampton@mastercraft.com but that if he does not provide such notice of revocation, this Agreement will become effective and irrevocable on the eighth (8th) day after Employee signs.

12.
General Provisions.

12.1
Entire Agreement; Amendments. This Agreement constitutes the final and entire agreement and understanding between the Parties and supersedes any prior agreements, understandings, or communications, whether written or oral, between the Parties regarding the subject matter contained herein. Any and all other agreements or understandings relating to Employee’s employment are hereby terminated. Except as specifically referenced herein, there are no other agreements between them, written or oral. Neither of the Parties hereto has made any representation, warranty, or covenant not contained in this Agreement. Further, no amendment, modification, or waiver of, or supplement to, this Agreement shall be effective, unless it is in writing and signed by each Party. The agreements made herein may not be modified, supplemented, or changed in whole or in part by any waiver (other than a written waiver signed by the Parties), oral representation, or course of dealing.

12.2
Continuing Obligations under the Confidentiality Agreement. Notwithstanding the foregoing Section 12.1, nothing in this Agreement shall alter or amend Employee’s obligations under Sections 2, 3, 4, 8, 9, or 13 of the Confidentiality Agreement which shall survive the termination of the employment relationship for the duration stated in the Confidentiality Agreement.

12.3
Attorneys’ Fees. If any Party resorts to litigation to remedy a breach of this Agreement, the prevailing party in the litigation, in addition to any other remedies available under this Agreement or by law, may collect all or a portion of its reasonable attorneys’ fees and other costs and expenses of litigation at the discretion of the judge, who shall consider both the reasonableness of the attorneys’ fees and other costs and the relative merits of each Party’s position. It is the intent of all Parties hereto to avoid litigation without preventing a Party from seeking redress for a valid dispute. To that end, both Parties express their intent and agreement that unreasonable attorneys’ fees and costs not be awarded, and that all or a portion of reasonable attorneys’ fees and costs be awarded when, in the court’s opinion, the Party against whom such fees and costs are awarded has maintained position(s) which have significantly less merit compared to the prevailing party’s position(s).

12.4
Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and any successors or permitted assigns. This Agreement is personal to the Parties hereto, and therefore, Employee shall not be permitted to assign either this Agreement or any of his rights, interests, or obligations hereunder without the prior written approval of Company.

12.5
Jurisdiction. Employee hereby irrevocably submits to the jurisdiction of the state courts of the State of Tennessee and to the jurisdiction of the United States District Court for the Eastern District of Tennessee, for the purpose of any suit, action, or proceeding arising out of or based upon this Agreement and waives and agrees not to assert, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that Employee is not subject personally to the jurisdiction of the above-named courts. The Parties agree that the exclusive venue for any proceedings hereunder shall be in the Chancery Court for the State of Tennessee located in Knox

County, Tennessee, or in the United States District Court for the Eastern District of Tennessee, Northern Division, sitting in Knoxville, Tennessee.

12.6
Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Tennessee without regard to its conflict of law principles.

12.7
No Reliance Upon Other Statements. The Parties agree that this Agreement is entered into without reliance upon any inducements, statements or representations of any Party hereto other than the statements and/or representations contained in this Agreement.

12.8
Notices. All notices and other communications required hereunder or given pursuant hereto shall be in writing and shall become effective (a) if given by electronic mail, when transmitted; (b) if given by registered or certified mail, three (3) business days after being deposited with the U.S. Postal Service, postage prepaid; (c) if given by reputable nationally-recognized courier, when delivered by such courier; or (d) if personally delivered, when so delivered in person, addressed as follows (or at such other address as any Party may from time to time designate for itself by written notice to the other Parties):

If to Employee: George Steinbarger

at the last address on file in Company’s records

If to Company: MasterCraft Boat Company, LLC 100 Cherokee Cove Drive Vonore, Tennessee 37885

Attn: Charlene Hampton

E-Mail: charlene.hampton@mastercraft.com

With a copy to: Norman G. Templeton, Esq.

Egerton, McAfee, Armistead & Davis, P.C. 900 S. Gay Street

14th Floor

Knoxville, TN 37902

E-Mail: ntempleton@emlaw.com

12.9
Severability & Construction of Agreement. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited, invalid, or unenforceable under applicable law, such provision shall be ineffective and deemed omitted only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision and the validity and/or enforceability of the remaining provisions of this Agreement will not in any way be effected or impaired. The Parties agree that the covenants of this Agreement are severable and that construction of the covenants contained herein shall be in favor of their reasonable nature, legality, and enforceability, in that any reading causing unenforceability shall yield to a construction permitting enforceability. In the event a court should determine not to enforce a covenant as written based upon a determination by the court that such provision is overly broad, the Parties specifically agree that said covenant shall be enforced to the extent reasonable.
12.10
Limitation on Legal Action. To the extent the law allows Employee to bring legal action against MCBC for any Claims not waived and released under this Agreement, Employee agrees to institute such legal action within the time prescribed by law or six (6) months from the date of the event forming the basis of Employee’s lawsuit, whichever expires first.

12.11
Authority. The Parties hereto represent and warrant that they have full power and authority to execute, deliver, and perform this Agreement, and that, when executed this Agreement shall be valid, binding, and legally enforceable against each of the Parties hereto.

12.12
Headings & Recitals. The various titles of the sections herein are used solely for convenience and reference purposes and shall not be used for interpreting or construing any word, clause, section, paragraph, or subparagraph of this Agreement. The Recitals are incorporated into and a substantive part of this Agreement.

12.13
Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. It shall be permissible for any Party, after execution of this Agreement, to transmit and deliver a copy of the Agreement as executed by that Party, to all of the other Parties hereto (or their respective counsel) by facsimile, electronic mail, or any other electronic means, and delivery by any such electronic means shall constitute delivery of the executed Agreement for all purposes and shall be legally binding on the party transmitting the Agreement by any such means. However, any Party transmitting its signature via facsimile, electronic mail, or other electronic means shall promptly deliver an executed original of this Agreement to any other parties requesting an original, but the failure to do so will not affect the validity or binding effect of this Agreement.

12.14
This Agreement shall be effective immediately as of the date set forth on Page 1 of this Agreement.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES

A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth in this Agreement.

EMPLOYEE:

George Steinbarger

CREST MARINE, LLC

By:

Its:

EXHIBIT A

The following is a complete list of any and all current work-related illness or injury that I have suffered that I believe would entitle me to workers’ compensation benefits for which I have not already received workers’ compensation benefits:

The following is a complete list of all amounts of wages, compensation, and reimbursable expenses to which I believe I am entitled other than any payment for work performed or reimbursable expenses incurred during the pay period immediately prior to the Termination Date and any paycheck errors of which I am aware:

The following is a complete list of any compliance violations or illegal or fraudulent activity which I have reason to believe is taking place at or related to Crest Marine, LLC, MasterCraft Boat Company, LLC, Nautic Star, LLC, MasterCraft Boat Holdings, Inc., or any of the foregoing entities’ operations of which I am aware as well as a list of all reports of compliance-related issues or illegal or fraudulent activities which I have reported to any third party:

EMPLOYEE:

Date:

George Steinbarger